Exhibit 15

November 8, 2011

Union First Market Bankshares Corporation

Richmond, Virginia

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Union First Market Bankshares Corporation and subsidiaries for the periods ended March 31, 2011 and 2010, June 30, 2011 and 2010, and September 30, 2011 and 2010, as indicated in our reports dated May 10, 2011, August 9, 2011, and November 8, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, is incorporated by reference in Registration Statement No. 333-175807 on Form S-3 and Registration Statement No. 333-175808 on Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.